Exhibit 99.1

GenCorp Announces Effective Date for Name and Stock Ticker Symbol Change

SACRAMENTO, Calif., April 21, 2015 (GLOBE NEWSWIRE) – GenCorp Inc. (NYSE: GY) (the “Company”) today announced that the effective date for the previously announced change of the Company’s name to “Aerojet Rocketdyne Holdings, Inc.” will be April 27, 2015.  The Company’s common stock will begin trading on the New York Stock Exchange and Chicago Stock Exchange under its new name and the trading symbol “AJRD,” effective as of the market open on April 27, 2015.  The website also will be changing on April 27th to www.AerojetRocketdyne.com.

The Company’s common stock has been assigned a new CUSIP number of 007800 105 in connection with the name change.  Outstanding stock certificates will not be affected by the name change and will not need to be exchanged.

All stock trading, filings and market-related information will be reported under the new corporate name and trading symbol.

About GenCorp and Aerojet Rocketdyne

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. Aerojet Rocketdyne is a world-recognized aerospace and defense leader providing propulsion and energetics to its space, missile defense, strategic, tactical missile and armaments customers throughout domestic and international markets. Additional information about GenCorp and Aerojet Rocketdyne can be obtained by visiting the companies’ websites at www.GenCorp.com and at www.Rocket.com.

Investors: Kathy Redd, chief financial officer 916.355.2361
Investor Relations: Ron Samborsky, vice president, Investor Relations 916.355.3610
Media: Glenn Mahone, vice president, Communications 202.302.9941